Exhibit 10.39

PUBLIC HEALTH SERVICE

PATENT LICENSE AGREEMENT —EXCLUSIVE

COVER PAGE

For PHS internal use only:

License Number: L-035-2012/0

License Application Number: A-216-2008

Serial Number(s) of Licensed Patent(s) or Patent Application(s): See Appendix A

Licensee: KineMed Inc.

Cooperative Research and Development Agreement (CRADA) Number (if a subject invention): NA

Additional Remarks: None

Public Benefit(s): Development and commercialization of this technology will improve the public health by providing prevention, treatment and mitigation of the following cardiovascular diseases: peripheral artery disease (PAD), intermittent claudication, coronary artery disease (CAD), dyslipidemia, angina pectoris, myocardial infarction, atherosclerosis, coronary plaque stabilization, carotid atherosclerosis, congestive heart failure, cerebral stroke, post-ischemic reperfusion and inflammation of the cardiovascular system. Development and commercialization of this technology will also improve the public health by providing treatment of cardiovascular related peri and post-surgical inflammation associated with transplants.

This Patent License Agreement, hereinafter referred to as the “Agreement”, consists of this Cover Page, an attached Agreement, a Signature Page, Appendix A (List of Patent(s) or Patent Application(s)), Appendix B (Fields of Use and Territory), Appendix C (Royalties), Appendix D (Benchmarks and Performance), Appendix E (Commercial Development Plan), Appendix F (Example Royalty Report), and Appendix G (Royalty Payment Options). The Parties to this Agreement are:

1)	The National Institutes of Health (“NIH”) or the Food and Drug Administration (“FDA”), hereinafter singly or collectively referred to as “PHS”, agencies of the United States Public Health Service within the Department of Health and Human Services (“HHS”); and

2)	The person, corporation, or institution identified above or on the Signature Page, having offices at the address indicated on the Signature Page, hereinafter referred to as “Licensee”.

PHS and Licensee agree as follows:

1.	BACKGROUND

1.1	In the course of conducting biomedical and behavioral research, PHS investigators made inventions that may have commercial applicability.

1.2	By assignment of rights from PHS employees and other inventors, HHS, on behalf of the Government, owns intellectual property rights claimed in any United States or foreign patent applications or patents corresponding to the assigned inventions. HHS also owns any tangible embodiments of these inventions actually reduced to practice by PHS.

1.3	The Secretary of HHS has delegated to PHS the authority to enter into this Agreement for the licensing of rights to these inventions.

1.4	PHS desires to transfer these inventions to the private sector through commercialization licenses to facilitate the commercial development of products and processes for public use and benefit.

1.5	Licensee desires to acquire commercialization rights to certain of these inventions in order to develop processes, methods, or marketable products for public use and benefit.

2.	DEFINITIONS

2.1	“Affiliate(s)” means a corporation or other business entity, which directly or indirectly is controlled by or controls, or is under common control with Licensee. For this purpose, the term “control” shall mean ownership of more than fifty percent (50%) of the voting stock or other ownership interest of the corporation or other business entity, or the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the corporation or other business entity.

2.2	“Benchmarks” mean the performance milestones that are set forth in Appendix D.

2.3	“Commercial Development Plan” means the written commercialization plan attached as Appendix E.

2.4	“First Commercial Sale” means the initial transfer by or on behalf of Licensee or its sublicensees of Licensed Products or the initial practice of a Licensed Process by or on behalf of Licensee or its sublicensees in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales.

2.5	“Government” means the Government of the United States of America.

2.6	“Licensed Fields of Use” means the fields of use identified in Appendix B.

2.7	“Licensed Patent Rights” shall mean:

(a)	Patent applications (including provisional patent applications and PCT patent applications) or patents listed in Appendix A, all divisions and continuations of these applications, all patents issuing from these applications, divisions, and continuations, and any reissues, reexaminations, and extensions of these patents;

(b)	to the extent that the following contain one or more claims directed to the invention or inventions disclosed in 2.7(a):

(i)	continuations-in-part of 2.7(a);

(ii)	all divisions and continuations of these continuations-in-part;

(iii)	all patents issuing from these continuations-in-part, divisions, and continuations;

(iv)	priority patent application(s) of 2.7(a); and

(v)	any reissues, reexaminations, and extensions of these patents;

(c)	to the extent that the following contain one or more claims directed to the invention or inventions disclosed in 2.7(a): all counterpart foreign and U.S. patent applications and patents to 2.7(a) and 2.7(b), including those listed in Appendix A; and

(d)	Licensed Patent Rights shall not include 2.7(b) or 2.7(c) to the extent that they contain one or more claims directed to new matter which is not the subject matter disclosed in 2.7(a).

2.8	“Licensed Processes” means processes which, in the course of being practiced, would be within the scope of one or more claims of the Licensed Patent Rights that have not been held unpatentable, invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

2.9	“Licensed Products” means tangible materials which, in the course of manufacture, use, sale, or importation, would be within the scope of one or more claims of the Licensed Patent Rights that have not been held unpatentable, invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

2.10	“Licensed Territory” means the geographical area identified in Appendix B.

2.11	“Net Sales” means the total gross receipts for sales of Licensed Products or practice of Licensed Processes by or on behalf of Licensee or its sublicensees, and from leasing, renting, or otherwise making Licensed Products available to others without sale or other dispositions, whether invoiced or not, less returns and allowances, packing costs, insurance costs, freight out, taxes or excise duties imposed on the transaction (if separately invoiced), and wholesaler and cash discounts in amounts customary in the trade to the extent actually granted. No deductions shall be made for commissions paid to individuals, whether they are with independent sales agencies or regularly employed by Licensee, or sublicensees, and on its payroll, or for the cost of collections.

2.12	“Practical Application” means to manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine or system; and in each case, under these conditions as to establish that the invention is being utilized and that its benefits are to the extent permitted by law or Government regulations available to the public on reasonable terms.

2.13	“Research License” means a nontransferable, nonexclusive license to make and to use Licensed Products or Licensed Processes as defined by the Licensed Patent Rights for purposes of research and not for purposes of commercial manufacture or distribution or in lieu of purchase.

3.	GRANT OF RIGHTS

3.1	PHS hereby grants and Licensee accepts, subject to the terms and conditions of this Agreement, an exclusive license under the Licensed Patent Rights in the Licensed Territory to make and have made, to use and have used, to sell and have sold, to offer to sell, and to import any Licensed Products in the Licensed Fields of Use and to practice and have practiced any Licensed Processes in the Licensed Fields of Use.

3.2	This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of PHS other than the Licensed Patent Rights regardless of whether these patents are dominant or subordinate to the Licensed Patent Rights.

4.	SUBLICENSING

4.1	Upon written approval, which shall include prior review of any sublicense agreement by PHS and which shall not be unreasonably withheld, Licensee may enter into sublicensing agreements under the Licensed Patent Rights.

4.2	Licensee agrees that any sublicenses granted by it shall provide that the obligations to PHS of Paragraphs 5.1-5.4, 8.1, 10.1, 10.2, 12.5, and 13.8-13.10 of this Agreement shall be binding upon the sublicensee as if it were a party to this Agreement. Licensee further agrees to attach copies of these Paragraphs to all sublicense agreements.

4.3	Any sublicenses granted by Licensee shall provide for the termination of the sublicense, or the conversion to a license directly between the sublicensees and PHS, at the option of the sublicensee, upon termination of this Agreement under Article 13. This conversion is subject to PHS approval and contingent upon acceptance by the sublicensee of the remaining provisions of this Agreement.

4.4	Licensee agrees to forward to PHS a complete copy of each fully executed sublicense agreement postmarked within thirty (30) days of the execution of the agreement. To the extent permitted by law, PHS agrees to maintain each sublicense agreement in confidence.

5.	STATUTORY AND PHS REQUIREMENTS AND RESERVED GOVERNMENT RIGHTS

5.1	(a) PHS reserves on behalf of the Government an irrevocable, nonexclusive, nontransferable, royalty-free license for the practice of all inventions licensed under the Licensed Patent Rights throughout the world by or on behalf of the Government and on behalf of any foreign government or international organization pursuant to any existing or future treaty or agreement to which the Government is a signatory. Prior to the First Commercial Sale, Licensee agrees to provide PHS with reasonable quantities of Licensed Products or materials made through the Licensed Processes for PHS research use; and

(b)	In the event that the Licensed Patent Rights are Subject Inventions made under a Cooperative Research and Development Agreement (“CRADA”), Licensee grants to the Government, pursuant to 15 U.S.C. §3710a(b)(1)(A), a nonexclusive, nontransferable, irrevocable, paid-up license to practice Licensed Patent Rights or have Licensed Patent Rights practiced throughout the world by or on behalf of the Government. In the exercise of this license, the Government shall not publicly disclose trade secrets or commercial or financial information that is privileged or confidential within the meaning of 5 U.S.C. §5.552(b)(4) or which would be considered as such if it had been obtained from a non-Federal party. Prior to the First Commercial Sale, Licensee agrees to provide PHS reasonable quantities of Licensed Products or materials made through the Licensed Processes for PHS research use.

5.2	Licensee agrees that products used or sold in the United States embodying Licensed Products or produced through use of Licensed Processes shall be manufactured substantially in the United States, unless a written waiver is obtained in advance from PHS.

5.3	Licensee acknowledges that PHS may enter into future CRADAs under the Federal Technology Transfer Act of 1986 that relate to the subject matter of this Agreement. Licensee agrees not to unreasonably deny requests for a Research License from future collaborators with PHS when acquiring these rights is necessary in order to make a CRADA project feasible. Licensee may request an opportunity to join as a party to the proposed CRADA.

5.4	(a) In addition to the reserved license of Paragraph 5.1, PBS reserves the right to grant Research Licenses directly or to require Licensee to grant Research Licenses on reasonable terms. The purpose of these Research Licenses is to encourage basic research, whether conducted at an academic or corporate facility. In order to safeguard the Licensed Patent Rights, however, PHS shall consult with Licensee before granting to commercial entities a Research License or providing to them research samples of materials made through the Licensed Processes; and

(b)	In exceptional circumstances, and in the event that Licensed Patent Rights are Subject Inventions made under a CRADA, the Government, pursuant to 15 U.S.C. §3710a(b)(1)(3), retains the right to require the Licensee to grant to a responsible applicant a nonexclusive, partially exclusive, or exclusive sublicense to use the Licensed Patent Rights in the Licensed Field of Use on terms that are reasonable under the circumstances, or if Licensee fails to grant this license, the Government retains the right to grant the license itself. The exercise of these rights by the Government shall only be in exceptional circumstances and only if the Government determines:

(i)	the action is necessary to meet health or safety needs that are not reasonably satisfied by Licensee;

(ii)	the action is necessary to meet requirements for public use specified by Federal regulations, and these requirements are not reasonably satisfied by the Licensee; or

(iii)	the Licensee has failed to comply with an agreement containing provisions described in 15 U.S.C. §3710a(c)(4)(B); and

The determination made by the Government under this Paragraph 5A is subject to administrative appeal and judicial review under 35 U.S.C. §203(b).

6.	ROYALTIES AND REIMBURSEMENT

6.1	Licensee agrees to pay PHS a noncreditable, nonrefundable license issue royalty as set forth in Appendix C.

6.2	Licensee agrees to pay PHS a nonrefundable minimum annual royalty as set forth in Appendix C.

6.3	Licensee agrees to pay PHS earned royalties as set forth in Appendix C.

6.4	Licensee agrees to pay PHS benchmark royalties as set forth in Appendix C.

6.5	Licensee agrees to pay PHS sublicensing royalties as set forth in Appendix C.

6.6	A patent or patent application licensed under this Agreement shall cease to fall within the Licensed Patent Rights for the purpose of computing earned royalty payments in any given country on the earliest of the dates that:

(a)	the application has been abandoned and not continued;

(b)	the patent expires or irrevocably lapses, or

(c)	the patent has been held to be invalid or unenforceable by an unappealed or unappealable decision of a court of competent jurisdiction or administrative agency.

6.7	No multiple royalties shall be payable because any Licensed Products or Licensed Processes are covered by more than one of the Licensed Patent Rights.

6.8	On sales of Licensed Products by Licensee to sublicensees or on sales made in other than an arms-length transaction, the value of the Net Sales attributed under this Article 6 to this transaction shall be that which would have been received in an arms-length transaction, based on sales of like quantity and quality products on or about the time of this transaction.

6.9	With regard to unreimbursed expenses associated with the preparation, filing, prosecution, and maintenance of all patent applications and patents included within the Licensed Patent Rights and paid by PHS prior to the effective date of this Agreement, Licensee shall pay PHS, as an additional royalty, within sixty (60) days of PHS' submission of a statement and request for payment to Licensee, an amount equivalent to these unreimbursed expenses previously paid by PHS.

6.10	With regard to unreimbursed expenses associated with the preparation, filing, prosecution, and maintenance of all patent applications and patents included within the Licensed Patent Rights and paid by PHS on or after the effective date of this Agreement, PHS, at its sole option, may require Licensee:

(a)	to pay PHS on an annual basis, within sixty (60) days of PHS' submission of a statement and request for payment, a royalty amount equivalent to these unreimbursed expenses paid during the previous calendar year(s);

(b)	to pay these unreimbursed expenses directly to the law firm employed by PHS to handle these functions. However, in this event, PHS and not Licensee shall be the client of the law firm; or

(c)	in limited circumstances, Licensee may be given the right to assume responsibility for the preparation, filing, prosecution, or maintenance of any patent application or patent included with the Licensed Patent Rights. In that event, Licensee shall directly pay the attorneys or agents engaged to prepare, file, prosecute, or maintain these patent applications or patents and shall provide PHS with copies of each invoice associated with these services as well as documentation that these invoices have been paid.

6.11	PHS agrees, upon written request, to provide Licensee with summaries of patent prosecution invoices for which PHS has requested payment from the Licensee under Paragraphs 6.9 and 6.10. Licensee agrees that all information provided by PHS related to patent prosecution costs shall be treated as confidential commercial information and shall not be released to a third party except as required by law or a court of competent jurisdiction.

6.12	Licensee may elect to surrender its rights in any country of the Licensed Territory under any of the Licensed Patent Rights upon ninety (90) days written notice to PHS and owe no payment obligation under Paragraph 6.10 for patent-related expenses paid in that country after ninety (90) days of the effective date of the written notice.

7.	PATENT FILING, PROSECUTION, AND MAINTENANCE

7.1	Except as otherwise provided in this Article 7, PHS agrees to take responsibility for, but to consult with, the Licensee in the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights and shall furnish copies of relevant patent-related documents to Licensee.

7.2	Upon PHS' written request, Licensee shall assume the responsibility for the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights and shall, on an ongoing basis, promptly furnish copies of all patent-related documents to PHS. In this event, Licensee shall, subject to the prior approval of PHS, select registered patent attorneys or patent agents to provide these services on behalf of Licensee and PHS. PHS shall provide appropriate powers of attorney and other documents necessary to undertake this action to the patent attorneys or patent agents providing these services. Licensee and its attorneys or agents shall consult with PHS in all aspects of the preparation, filing, prosecution and maintenance of patent applications and patents included within the Licensed Patent Rights and shall provide PHS sufficient opportunity to comment on any document that Licensee intends to file or to cause to be filed with the relevant intellectual property or patent office.

7.3	At any time, PHS may provide Licensee with written notice that PHS wishes to assume control of the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights. If PHS elects to reassume these responsibilities, Licensee agrees to cooperate fully with PHS, its attorneys, and agents in the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights and to provide PHS with complete copies of any and all documents or other materials that PHS deems necessary to undertake such responsibilities. Licensee shall be responsible for all costs associated with transferring patent prosecution responsibilities to an attorney or agent of PHS' choice.

7.4	Each party shall promptly inform the other as to all matters that come to its attention that may affect the preparation, filing, prosecution, or maintenance of the Licensed Patent Rights and permit each other to provide comments and suggestions with respect to the preparation, filing, prosecution, and maintenance of Licensed Patent Rights, which comments and suggestions shall be considered by the other party.

8.	RECORD KEEPING

8.1	Licensee agrees to keep accurate and correct records of Licensed Products made, used, sold, or imported and Licensed Processes practiced under this Agreement appropriate to determine the amount of royalties due PHS. These records shall be retained for at least five (5) years following a given reporting period and shall be available during normal business hours for inspection, at the expense of PHS, by an accountant or other designated auditor selected by PHS for the sole purpose of verifying reports and royalty payments hereunder. The accountant or auditor shall only disclose to PHS information relating to the accuracy of reports and royalty payments made under this Agreement. If an inspection shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then Licensee shall reimburse PHS for the cost of the inspection at the time Licensee pays the unreported royalties, including any additional royalties as required by Paragraph 9.8. All royalty payments required under this Paragraph shall be due within sixty (60) days of the date PHS provides Licensee notice of the payment due.

8.2	Licensee agrees to have an audit of sales and royalties conducted by an independent auditor at least every two (2) years if annual sales of the Licensed Products or Licensed Processes are over two (2) million dollars. The audit shall address, at a minimum, the amount of gross sales by or on behalf of Licensee during the audit period, terms of the license as to percentage or fixed royalty to be remitted to the Government, the amount of royalties owed to the Government under this Agreement, and whether the royalties owed have been paid to the Government and is reflected in the records of the Licensee. The audit shall also indicate the PHS license number, product, and the time period being audited. A report certified by the auditor shall be submitted promptly by the auditor directly to PHS on completion. Licensee shall pay for the entire cost of the audit.

9.	REPORTS ON PROGRESS, BENCHMARKS, SALES, AND PAYMENTS

9.1	Prior to signing this Agreement, Licensee has provided PHS with the Commercial Development Plan in Appendix E, under which Licensee intends to bring the subject matter of the Licensed Patent Rights to the point of Practical Application. This Commercial Development Plan is hereby incorporated by reference into this Agreement. Based on this plan, performance Benchmarks are determined as specified in Appendix D.

9.2	Licensee shall provide written annual reports on its product development progress or efforts to commercialize under the Commercial Development Plan for each of the Licensed Fields of Use within sixty (60) days after December 31 of each calendar year. These progress reports shall include, but not be limited to: progress on research and development, status of applications for regulatory approvals, establishment of manufacturing sites for Licensed Product(s), and status of sublicensing, marketing, importing, and sales during the preceding calendar year, as well as, plans for the present calendar year. PHS also encourages these reports to include information on any of Licensee's public service activities that relate to the Licensed Patent Rights. If reported progress differs from that projected in the Commercial Development Plan and Benchmarks, Licensee shall explain the reasons for these differences. In the annual report, Licensee may propose amendments to the Commercial Development Plan, acceptance of which by PHS may not be denied unreasonably. Licensee agrees to provide any additional information reasonably required by PHS to evaluate Licensee's performance under this Agreement. Licensee may amend the Benchmarks at any time upon written approval by PHS. PHS shall not unreasonably withhold approval of any request of Licensee to extend the time periods of this schedule if the request is supported by a reasonable showing by Licensee of diligence in its performance under the Commercial Development Plan and toward bringing the Licensed Products to the point of Practical Application as defined in 37 C.F.R.. §404.3(d). Licensee shall amend the Commercial Development Plan and Benchmarks at the request of PHS to address any Licensed Fields of Use not specifically addressed in the plan originally submitted.

9.3	Licensee shall report to PHS the dates for achieving Benchmarks specified in Appendix D and the First Commercial Sale in each country in the Licensed Territory within thirty (30) days of such occurrences.

9.4	Licensee shall submit to PHS, within sixty (60) days after each calendar half-year ending June 30 and December 31, a royalty report, as described in the example in Appendix F, setting forth for the preceding half-year period the amount of the Licensed Products sold or Licensed Processes practiced by or on behalf of Licensee in each country within the Licensed Territory, the Net Sales, and the amount of royalty accordingly due. With each royalty report, Licensee shall submit payment of earned royalties due. If no earned royalties are due to PHS for any reporting period, the written report shall so state. The royalty report shall be certified as correct by an authorized officer of Licensee and shall include a detailed listing of all deductions made under Paragraph 2.11 to determine Net Sales made under Article 6 to determine royalties due. The royalty report shall also identify the site of manufacture for Licensed Product(s) sold in the United States.

9.5	Licensee agrees to forward semi-annually to PHS a copy of these reports received by Licensee from its sublicensees during the preceding half-year period as shall be pertinent to a royalty accounting to PHS by Licensee for activities under the sublicense.

9.6	Royalties due under Article 6 shall be paid in U.S. dollars and payment options are listed in Appendix G. For conversion of foreign currency to U.S. dollars, the conversion rate shall be the New York foreign exchange rate quoted in The Wall Street Journal on the day that the payment is due. Any loss of exchange, value, taxes, or other expenses incurred in the transfer or conversion to U.S. dollars shall be paid entirely by Licensee. The royalty report required by Paragraph 9.4 shall be mailed to PHS at its address for Agreement Notices indicated on the Signature Page.

9.7	Licensee shall be solely responsible for determining if any tax on royalty income is owed outside the United States and shall pay the tax and be responsible for all filings with appropriate agencies of foreign governments.

9.8	Additional royalties may be assessed by PHS on any payment that is more than ninety (90) days overdue at the rate of one percent (1%) per month. This one percent (1%) per month rate may be applied retroactively from the original due date until the date of receipt by PHS of the overdue payment and additional royalties. The payment of any additional royalties shall not prevent PHS from exercising any other rights it may have as a consequence of the lateness of any payment.

9.9	All plans and reports required by this Article 9 and marked “confidential” by Licensee shall, to the extent permitted by law, be treated by PHS as commercial and financial information obtained from a person and as privileged and confidential, and any proposed disclosure of these records by the PHS under the Freedom of Information Act (FOIA), 5 U.S.C. §552 shall be subject to the predisclosure notification requirements of 45 C.F.R. §5.65(d).

10.	PERFORMANCE

10.1	Licensee shall use its reasonable commercial efforts to bring the Licensed Products and Licensed Processes to Practical Application. “Reasonable commercial efforts” for the purposes of this provision shall include adherence to the Commercial Development Plan in Appendix E and performance of the Benchmarks in Appendix D. The efforts of a sublicensee shall be considered the efforts of Licensee.

10.2	Upon the First Commercial Sale, until the expiration or termination of this Agreement, Licensee shall use its reasonable commercial efforts to make Licensed Products and Licensed Processes reasonably accessible to the United States public.

10.3	Licensee agrees, after its First Commercial Sale, to make reasonable quantities of Licensed Products or materials produced through the use of Licensed Processes available to patient assistance programs.

10.4	Licensee agrees, after its First Commercial Sale and as part of its marketing and product promotion, to develop educational materials (e.g., brochures, website, etc.) directed to patients and physicians detailing the Licensed Products or medical aspects of the prophylactic and therapeutic uses of the Licensed Products.

10.5	Licensee agrees to supply, to the Mailing Address for Agreement Notices indicated on the Signature Page, the Office of Technology Transfer, NIH with inert samples of the Licensed Products or Licensed Processes or their packaging for educational and display purposes only.

11.	INFRINGEMENT AND PATENT ENFORCEMENT

11.1	PHS and Licensee agree to notify each other promptly of each infringement or possible infringement of the Licensed Patent Rights, as well as, any facts which may affect the validity, scope, or enforceability of the Licensed Patent Rights of which either party becomes aware.

11.2	Pursuant to this Agreement and the provisions of 35 U.S.C. Part 29, Licensee may:

(a)	bring suit in its own name, at its own expense, and on its own behalf for infringement of presumably valid claims in the Licensed Patent Rights;

(b)	in any suit, enjoin infringement and collect for its use, damages, profits, and awards of whatever nature recoverable for the infringement; or

(c)	settle any claim or suit for infringement of the Licensed Patent Rights provided, however, that PHS and appropriate Government authorities shall have the first right to take such actions; and

(d)	If Licensee desires to initiate a suit for patent infringement, Licensee shall notify PHS in writing. If PHS does not notify Licensee of its intent to pursue legal action within ninety (90) days, Licensee shall be free to initiate suit. PHS shall have a continuing right to intervene in the suit. Licensee shall take no action to compel the Government either to initiate or to join in any suit for patent infringement. Licensee may request the Government to initiate or join in any suit if necessary to avoid dismissal of the suit. Should the Government be made a party to any suit, Licensee shall reimburse the Government for any costs, expenses, or fees which the Government incurs as a result of the motion or other action, including all costs incurred by the Government in opposing the motion or other action. In all cases, Licensee agrees to keep PHS reasonably apprised of the status and progress of any litigation. Before Licensee commences an infringement action, Licensee shall notify PHS and give careful consideration to the views of PHS and to any potential effects of the litigation on the public health in deciding whether to bring suit.

11.3	In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Licensed Patent Rights shall be brought against Licensee or raised by way of counterclaim or affirmative defense in an infringement suit brought by Licensee under Paragraph 11.2, pursuant to this Agreement and the provisions of 35 U.S.C. Part 29 or other statutes, Licensee may:

(a)	defend the suit in its own name, at its own expense, and on its own behalf for presumably valid claims in the Licensed Patent Rights;

(b)	in any suit, ultimately to enjoin infringement and to collect for its use, damages, profits, and awards of whatever nature recoverable for the infringement; and

(c)	settle any claim or suit for declaratory judgment involving the Licensed Patent Rights-provided, however, that PHS and appropriate Government authorities shall have the first right to take these actions and shall have a continuing right to intervene in the suit; and

(d)	If PHS does not notify Licensee of its intent to respond to the legal action within a reasonable time, Licensee shall be free to do so. Licensee shall take no action to compel the Government either to initiate or to join in any declaratory judgment action. Licensee may request the Government to initiate or to join any suit if necessary to avoid dismissal of the suit. Should the Government be made a party to any suit by motion or any other action of Licensee, Licensee shall reimburse the Government for any costs, expenses, or fees, which the Government incurs as a result of the motion or other action. If Licensee elects not to defend against the declaratory judgment action, PHS, at its option, may do so at its own expense. In all cases, Licensee agrees to keep PHS reasonably apprised of the status and progress of any litigation. Before Licensee commences an infringement action, Licensee shall notify PHS and give careful consideration to the views of PHS and to any potential effects of the litigation on the public health in deciding whether to bring suit.

11.4	In any action under Paragraphs 11.2 or 11.3 the expenses including costs, fees, attorney fees, and disbursements, shall be paid by Licensee. The value of any recovery made by Licensee through court judgment or settlement shall be treated as Net Sales and subject to earned royalties.

11.5	PHS shall cooperate fully with Licensee in connection with any action under Paragraphs 11.2 or 11.3. PHS agrees promptly to provide access to all necessary documents and to render reasonable assistance in response to a request by Licensee.

12.	NEGATION OF WARRANTIES AND INDEMNIFICATION

12.1	PHS offers no warranties other than those specified in Article 1.

12.2	PHS does not warrant the validity of the Licensed Patent Rights and makes no representations whatsoever with regard to the scope of the Licensed Patent Rights, or that the Licensed Patent Rights may be exploited without infringing other patents or other intellectual property rights of third parties.

12.3	PHS MAKES NO WARRANTIES, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY SUBJECT MATTER DEFINED BY THE CLAIMS OF THE LICENSED PATENT RIGHTS OR TANGIBLE MATERIALS RELATED THERETO.

12.4	PHS does not represent that it shall commence legal actions against third parties infringing the Licensed Patent Rights.

12.5	Licensee shall indemnify and hold PHS, its employees, students, fellows, agents, and consultants harmless from and against all liability, demands, damages, expenses, and losses, including but not limited to death, personal injury, illness, or property damage in connection with or arising out of:

(a)	the use by or on behalf of Licensee, its sublicensees, directors, employees, or third parties of any Licensed Patent Rights; or

(b)	the design, manufacture, distribution, or use of any Licensed Products, Licensed Processes or materials by Licensee, or other products or processes developed in connection with or arising out of the Licensed Patent Rights.

12.6	Licensee agrees to maintain a liability insurance program consistent with sound business practice.

13.	TERM, TERMINATION, AND MODIFICATION OF RIGHTS

13.1	This Agreement is effective when signed by all parties, unless the provisions of Paragraph 14.16 are not fulfilled, and shall extend to the expiration of the last to expire of the Licensed Patent Rights unless sooner terminated as provided in this Article 13.

13.2	In the event that Licensee is in default in the performance of any material obligations under this Agreement, including but not limited to the obligations listed in Paragraph 13.5, and if the default has not been remedied within ninety (90) days after the date of notice in writing of the default, PHS may terminate this Agreement by written notice and pursue outstanding royalties owed through procedures provided by the Federal Debt Collection Act.

13.3	In the event that Licensee becomes insolvent, files a petition in bankruptcy, has such a petition filed against it, determines to file a petition in bankruptcy, or receives notice of a third party's intention to file an involuntary petition in bankruptcy, Licensee shall immediately notify PHS in writing. Furthermore, PHS shall have the right to terminate this Agreement immediately upon Licensee's receipt of written notice.

13.4	Licensee shall have a unilateral right to terminate this Agreement or any licenses in any country or territory by giving PHS sixty (60) days written notice to that effect.

13.5	PHS shall specifically have the right to terminate or modify, at its option, this Agreement, if PHS determines that the Licensee:

(a)	is not executing the Commercial Development Plan submitted with its request for a license and the Licensee cannot otherwise demonstrate to PHS' satisfaction that the Licensee has taken, or can be expected to take within a reasonable time, effective steps to achieve Practical Application of the Licensed Products or Licensed Processes;

(b)	has not achieved the Benchmarks as may be modified under Paragraph 9.2;

(c)	has willfully made a false statement of, or willfully omitted a material fact in the license application or in any report required by this Agreement;

(d)	has committed a material breach of a covenant or agreement contained in this Agreement;

(e)	is not keeping Licensed Products or Licensed Processes reasonably available to the public after commercial use commences;

(f)	cannot reasonably satisfy unmet health and safety needs; or

(g)	cannot reasonably justify a failure to comply with the domestic production requirement of Paragraph 5.2 unless waived.

13.6	In making the determination referenced in Paragraph 13.5, PHS shall take into account the normal course of such commercial development programs conducted with sound and reasonable business practices and judgment and the annual reports submitted by Licensee under Paragraph 9.2. Prior to invoking termination or modification of this Agreement under Paragraph 13.5, PHS shall give written notice to Licensee providing Licensee specific notice of, and a ninety (90) day opportunity to respond to, PHS' concerns as to the items referenced in 13.5(a)-13.5(g). If Licensee fails to alleviate PHS' concerns as to the items referenced in 13.5(a)-13.5(g) or fails to initiate corrective action to PHS' satisfaction, PITS may terminate this Agreement.

13.7	When the public health and safety so require, and after written notice to Licensee providing Licensee a sixty (60) day opportunity to respond, PHS shall have the right to require Licensee to grant sublicenses to responsible applicants, on reasonable terms, in any Licensed Fields of Use under the Licensed Patent Rights, unless Licensee can reasonably demonstrate that the granting of the sublicense would not materially increase the availability to the public of the subject matter of the Licensed Patent Rights. PITS shall not require the granting of a sublicense unless the responsible applicant has first negotiated in good faith with Licensee.

13.8	PHS reserves the right according to 35 U.S.C. §209(d)(3) to terminate or modify this Agreement if it is determined that this action is necessary to meet the requirements for public use specified by federal regulations issued after the date of the license and these requirements are not reasonably satisfied by Licensee.

13.9	Within thirty (30) days of receipt of written notice of PHS' unilateral decision to modify or terminate this Agreement, Licensee may, consistent with the provisions of 37 C.F.R. §404.11, appeal the decision by written submission to the designated PHS official. The decision of the designated PHS official shall be the final agency decision. Licensee may thereafter exercise any and all administrative or judicial remedies that may be available.

13.10	Within ninety (90) days of expiration or termination of this Agreement under this Article 13, a final report shall be submitted by Licensee. Any royalty payments, including those incurred but not yet paid (such as the full minimum annual royalty), and those related to patent expense, due to PHS shall become immediately due and payable upon termination or expiration. If terminated under this Article 13, sublicensees may elect to convert their sublicenses to direct licenses with PUS pursuant to Paragraph 4.3. Unless otherwise specifically provided for under this Agreement, upon termination or expiration of this Agreement, Licensee shall return all Licensed Products or other materials included within the Licensed Patent Rights to PHS or provide PHS with certification of the destruction thereof. Licensee may not be granted additional PHS licenses if the final reporting requirement is not fulfilled.

14.	GENERAL PROVISIONS

14.1	Neither party may waive or release any of its rights or interests in this Agreement except in writing. The failure of the Government to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right by the Government or excuse a similar subsequent failure to perform any of these terms or conditions by Licensee.

14.2	This Agreement constitutes the entire agreement between the parties relating to the subject matter of the Licensed Patent Rights, Licensed Products and Licensed Processes, and all prior negotiations, representations, agreements, and understandings are merged into, extinguished by, and completely expressed by this Agreement.

14.3	The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, this determination shall not in any way affect the validity or enforceability of the remaining provisions of this Agreement.

14.4	If either party desires a modification to this Agreement, the parties shall, upon reasonable notice of the proposed modification by the party desiring the change, confer in good faith to determine the desirability of the modification. No modification shall be effective until a written amendment is signed by the signatories to this Agreement or their designees.

14.5	The construction, validity, performance, and effect of this Agreement shall be governed by Federal law as applied by the Federal courts in the District of Columbia.

14.6	All Agreement notices required or permitted by this Agreement shall be given by prepaid, first class, registered or certified mail or by an express/overnight delivery service provided by a commercial carrier, properly addressed to the other party at the address designated on the following Signature Page, or to another address as may be designated in writing by the other party. Agreement notices shall be considered timely if the notices are received on or before the established deadline date or sent on or before the deadline date as verifiable by U.S. Postal Service postmark or dated receipt from a commercial carrier. Parties should request a legibly dated U.S. Postal Service postmark or obtain a dated receipt from a commercial carrier or the U.S. Postal Service. Private metered postmarks shall not be acceptable as proof of timely mailing.

14.7	This Agreement shall not be assigned or otherwise transferred (including any transfer by legal process or by operation of law, and any transfer in bankruptcy or insolvency, or in any other compulsory procedure or order of court) except to Licensee's Affiliate(s) without the prior written consent of PHS. The parties agree that the identity of the parties is material to the formation of this Agreement and that the obligations under this Agreement are nondelegable. In the event that PHS approves a proposed assignment, Licensee shall pay PHS, as an additional royalty, one percent (1%) of the fair market value of any consideration received for any assignment of this Agreement within sixty (60) days of the assignment.

14.8	Licensee agrees in its use of any PHS-supplied materials to comply with all applicable statutes, regulations, and guidelines, including PHS and HHS regulations and guidelines. Licensee agrees not to use the materials for research involving human subjects or clinical trials in the United States without complying with 21 C.F.R. Part 50 and 45 C.F.R. Part 46. Licensee agrees not to use the materials for research involving human subjects or clinical trials outside of the United States without notifying PHS, in writing, of the research or trials and complying with the applicable regulations of the appropriate national control authorities. Written notification to PHS of research involving human subjects or clinical trials outside of the United States shall be given no later than sixty (60) days prior to commencement of the research or trials.

14.9	Licensee acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Control Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities. The transfer of these items may require a license from the appropriate agency of the U.S. Government or written assurances by Licensee that it shall not export these items to certain foreign countries without prior approval of this agency. PHS neither represents that a license is or is not required or that, if required, it shall be issued.

14.10	Licensee agrees to mark the Licensed Products or their packaging sold in the United States with all applicable U.S. patent numbers and similarly to indicate “Patent Pending” status. All Licensed Products manufactured in, shipped to, or sold in other countries shall be marked in a manner to preserve PHS patent rights in those countries.

14.11	By entering into this Agreement, PHS does not directly or indirectly endorse any product or service provided, or to be provided, by Licensee whether directly or indirectly related to this Agreement. Licensee shall not state or imply that this Agreement is an endorsement by the Government, PHS, any other Government organizational unit, or any Government employee. Additionally, Licensee shall not use the names of NIH, FDA, PHIS, or HHS or the Government or their employees in any advertising, promotional, or sales literature without the prior written approval of PHS.

14.12	The parties agree to attempt to settle amicably any controversy or claim arising under this Agreement or a breach of this Agreement, except for appeals of modifications or termination decisions provided for in Article 13. Licensee agrees first to appeal any unsettled claims or controversies to the designated PHS official, or designee, whose decision shall be considered the final agency decision. Thereafter, Licensee may exercise any administrative or judicial remedies that may be available.

14.13	Nothing relating to the grant of a license, nor the grant itself, shall be construed to confer upon any person any immunity from or defenses under the antitrust laws or from a charge of patent misuse, and the acquisition and use of rights pursuant to 37 C.F.R. Part 404 shall not be immunized from the operation of state or Federal law by reason of the source of the grant.

14.14	Any formal recordation of this Agreement required by the laws of any Licensed Territory as a prerequisite to enforceability of the Agreement in the courts of any foreign jurisdiction or for other reasons shall be carried out by Licensee at its expense, and appropriately verified proof of recordation shall be promptly furnished to PHS.

14.15	Paragraphs 4.3, 8.1, 9.5-9.7, 12.1-12.5, 13.9, 13.10, 14.12 and 14.15 of this Agreement shall survive termination of this Agreement.

14.16	The terms and conditions of this Agreement shall, at PHS' sole option, be considered by PHS to be withdrawn from Licensee's consideration and the terms and conditions of this Agreement, and the Agreement itself to be null and void, unless this Agreement is executed by the Licensee and a fully executed original is received by PHS within sixty (60) days from the date of PHS signature found at the Signature Page.

SIGNATURES BEGIN ON NEXT PAGE

PHS PATENT. LICENSE AGREEMENT— EXCLUSIVE

SIGNATURE PAGE

For PHS:

/s/ Richard U. Rodriguez	12-22-11
Richard U. Rodriguez	Date

Director, Division of Technology Development and Transfer
Office of Technology Transfer
National Institutes of Health

Mailing Address or E-mail Address for Agreement notices and reports:

Chief, Monitoring & Enforcement Branch
Office of Technology Transfer
National Institutes of Health
601l Executive Boulevard, Suite 325
Rockville; Maryland 20852-3804 U.S.A.

Email: LicenseNotices_Reports@mail.nih.gov.

For Licensee (Upon, information and belief, the undersigned .expressly certifies or affirms that the contents of any statements of Licensee made or referred to in this document are truthful and accurate.):

by:

/s/ David Fineman	1-3-12
Signature of Authorized Official	Date

David Fineman
Printed Name

President and CEO
Title

I.	Official and Mailing Address for Agreement notices:

David Fineman
Name

President and CEO
Title

Mailing Address

KineMed. Inc.

5980 Horton Street, Suite 470

Emeryville, CA 94608

Email Address:

Phone:	510-655-6525

Fax	510-655-6506

II.	Official and Mailing Address for Financial notices (Licensee's contact person for royalty payments)

David Fineman
Name

President and CEO
Title

Mailing Address:

KineMed, Inc.

5980 Horton. Street, Suite 470

Emeryville, CA 94608

Email Address:

Phone:	510-655-6525

Fax	510-655-6506

Any false or, misleading statements made, presented, or submitted to the Government, including any relevant omissions, under this Agreement and during the course of negotiation of this Agreement are subject to all applicable civil and criminal statutes including Federal statutes 31. U.S.C. §§3801-3812 (civil liability) and 18 U.S.C. §1001 (criminal liability including fine(s) or imprisonment).

APPENDIX A - PATENT(S) OR PATENT APPLICATION(S)

Patent(s) or Patent Application(s):

I.	United States Provisional Patent Application No. 60/619,392, filed October 15, 2004, entitled “Assay System and Composition of Multi-Domain Amphipathic Helical Peptides for the Treatment of Atherosclerosis” (HHS Ref. No. E-114-2004/0-US-01). Status: Converted PCT.

II.	PCT Application No. US2005/036933, filed October 14, 2005, entitled, “Multi-Domain Amphipathic Helical Peptides and Methods of Their Use” (HHS Ref. No. E-114-2004/0-PCT-02). Status: Expired.

III.	Australian Patent Application Serial No. 2005295640, filed October 14, 2005, entitled “Multi-Domain Amphipathic Helical Peptides and Methods of Their Use”, (HHS Ref. No. E-114-2004/0-AU-03). Status: Allowed.

IV.	Canadian Patent Application Serial No. 2584048, filed October 14, 2005, entitled “Multi-Domain Amphipathic Helical Peptides and Methods of Their Use” (HHS Ref. No. E-I14-2004/0-CA-04). Status: Pending.

V.	European Patent Application Serial No. 05815961.7, filed October 14, 2005, entitled “Multi-Domain Amphipathic Helical Peptides and Methods of Their Use” (HHS Ref. No. E-114-2004/0-EP-05). Status: Issued on May 26, 2010 as Patent Number 1812474.

VI.	Swiss Patent Serial No. 1812474, filed October 14, 2005, entitled “Multi-Domain Amphipathic Helical Peptides and Methods of Their Use” (HHS Ref. No. E-114-2004/0-CH-11). Issued on May 26, 2010 as Patent Number 1812474.

VII.	German Patent Serial No. 1812474, filed October 14, 2005, entitled “Multi-Domain Amphipathic Helical Peptides and Methods of Their Use” (HHS Ref. No. E-114-2004/0-DE-12). Issued on May 26, 2010 as Patent Number 1812474.

VIII.	Spanish Patent Serial No. 1812474, filed October 14, 2005, entitled “Multi-Domain Amphipathic Helical Peptides and Methods of Their Use” (HHS Ref. No. E-114-2004/0-ES-13). Issued on May 26, 2010 as Patent Number 1812474.

IX.	French Patent Serial No. 1812474, filed October 14, 2005, entitled “Multi-Domain Amphipathic Helical Peptides and Methods of Their Use” (HHS Ref. No. E-I14-2004/0-FR-14). Issued on May 26, 2010 as Patent Number 1812474.

X.	British Patent Serial No. 1812474, filed October 14, 2005, entitled “Multi-Domain Amphipathic Helical Peptides and Methods of Their Use” (HHS Ref. No. E-114-2004/0-GB-15). Issued on May 26, 2010 as Patent Number 1812474.

XI.	Italian Patent Serial No. 1812474, filed October 14, 2005, entitled “Multi-Domain Amphipathic Helical Peptides and Methods of Their Use” (HHS Ref. No. E-114-2004/0-IT-16). Issued on May 26, 2010 as Patent Number 1812474.

XII.	Japanese Patent Application Serial No. 2007-536912, filed October 14, 2005, entitled “Multi-Domain Amphipathic Helical Peptides and Methods of Their Use” (HHS Ref. No. E-114-2004/0-JP-06). Status: Pending.

XIII.	United States Patent Serial No. 7,572,771, filed April 13, 2007, entitled “Multi-Domain Amphipathic Helical Peptides and Methods of Their Use” (HHS Ref. No. E-114-2004/0-US-07). Status: Issued on August 11, 2009 as Patent Number 7,572,771.

XIV.	United States Patent Application Serial No. 12/497,443, filed July 2, 2009, entitled “Multi-Domain Amphipathic Helical Peptides and Methods of Their Use” (HHS Ref. No. E-114-2004/0-US-08). Status: Issued on December 6, 2011 as Patent Number 8,071,746.

XV.	United States Patent Application Serial No. 12/766,761, filed April 23, 2010, entitled “Multi-Domain Amphipathic Helical Peptides and Methods of Their Use” (HHS Ref. No. E-114-2004/0-US-09). Status: Pending.

XVI.	European Patent Application Serial No. 10004512.9, filed October 14, 2005, entitled “Multi-Domain Amphipathic Helical Peptides and Methods of Their Use” (HHS Ref. No. E-114-2004/0-EP-10). Status: Pending.

APPENDIX B — LICENSED FIELDS OF USE AND TERRITORY

I.	Licensed Fields of Use:

FDA or foreign regulatory body approved 5a peptide for the (1) prevention, treatment and mitigation of the following cardiovascular diseases: peripheral artery disease (PAD), intermittent claudication, coronary artery disease (CAD), dyslipidemia, angina pectoris, myocardial infarction, atherosclerosis, coronary plaque stabilization, carotid atherosclerosis, congestive heart failure, cerebral stroke, post-ischemic reperfusion, inflammation of the cardiovascular system and (2) the treatment of cardiovascular related peri and post-surgical inflammation associated with transplants.

II.	Licensed Territory:

Worldwide

APPENDIX C — ROYALTIES

Royalties:

I.	Licensee agrees to pay to PHS a noncreditable, nonrefundable license issue royalty in the amount of Two Hundred and Fifty U.S. dollars ($250,000) due within sixty (60) days of the effective date of this Agreement and payable in installments as follows:

(a)	Twenty Five Thousand U.S. dollars ($25,000) payable within sixty (60) days of the effective date of this Agreement.

(b)	Twenty Five Thousand U.S. dollars ($25,000) payable within six (6) months of the effective date of this Agreement.

(c)	One Hundred Thousand U.S. dollars ($100,000) payable within the one (1) year anniversary of the effective date of this Agreement.

(d)	One Hundred Thousand U.S. dollars ($100,000) payable within the eighteen (18) months anniversary of the effective date of this Agreement.

II.	Licensee agrees to pay to PHS a nonrefundable minimum annual royalty in the amount of Forty Thousand U.S. dollars ($40,000) as follows:

(a)	The first minimum annual royalty is due within sixty (60) days from the one (1) year anniversary of the effective date of this Agreement and may be prorated according to the fraction of the calendar year remaining between the effective date of this Agreement and the next subsequent January 1; and

(b)	Subsequent minimum annual royalty payments are due and payable on January 1 of each calendar year, beginning in 2014, and may be credited against any earned royalties due for sales made in that year.

III.	Licensee agrees to pay PHS earned royalties on Net Sales by or on behalf of Licensee and its sublicensees as follows:

(a)	Three and one half percent (3.5%) on Net Sales less than Fifty Million U.S. dollars ($50,000,000.00). If patent rights are licensed from one or more non- affiliated third parties to make, use, sell, offer to sell, or import a Licensed Product or Licensed Process in the Licensed Field of Use, and Licensee or sublicensee is obligated to pay earned royalties on net sales to such non-affiliated third parties, then the dollar amount of the earned royalties on Net Sales due to PHS under this Agreement shall be decreased by the dollar amount Licensee or sublicensee is contractually obligated to pay to such nonaffiliated third parties during the same royalty reporting period, but in no event shall Licensee or sublicensee pay PHS less than two and one half percent (2.5%) earned royalties on Net Sales during any reporting period in which an earned royalty on Net Sales is due to PHS.

(b)	Four percent (4.0%) on Net Sales equal to or greater than Fifty Million U.S. dollars ($50,000,000.00) but less than or equal to Five Hundred Million U.S. dollars ($500,000,000.00). If patent rights are licensed from one or more non- affiliated third parties to make, use, sell, offer to sell, or import a Licensed Product or Licensed Process in the Licensed Field of Use, and Licensee or sublicensee is obligated to pay earned royalties on net sales to such non-affiliated third parties, then the dollar amount of the earned royalties on Net Sales due to PHS under this Agreement shall be decreased by the dollar amount Licensee or sublicensee is contractually obligated to pay to such non-affiliated third parties during the same royalty reporting period, but in no event shall Licensee or sublicensee pay PHS less than three percent (3.0%) earned royalties on Net Sales during any reporting period in which an earned royalty on Net Sales is due to PHS.

(c)	Five percent (5%) on Net Sales greater than Five Hundred Fifty Million U.S. dollars ($500,000,000.00). If patent rights are licensed from one or more non- affiliated third parties to make, use, sell, offer to sell, or import a Licensed Product or Licensed Process in the Licensed Field of Use, and Licensee or sublicensee is obligated to pay earned royalties on net sales to such non-affiliated third parties, then the dollar amount of the earned royalties on Net Sales due to PHS under this Agreement shall be decreased by the dollar amount Licensee or sublicensee is contractually obligated to pay to such non-affiliated third parties during the same royalty reporting period, but in no event shall Licensee or sublicensee pay PHS less than a four percent (4%) earned royalty on Net Sales during any reporting period in which an earned royalty on Net Sales is due to PHS.

IV.	Licensee agrees to pay PHS Benchmark royalties within sixty (60) days of achieving each Benchmark:

(a)	One Hundred Thousand U.S. dollars ($100,000) upon successful completion of the preclinical toxicology phase of each Licensed Product.

(b)	Four Hundred Fifty Thousand U.S. dollars ($450,000) upon dosing of first patient in a Phase II clinical trial or foreign equivalent with each Licensed Product.

(c)	Five Hundred Thousand U.S. dollars ($500,000) upon dosing of first patient in a Phase In clinical trial or foreign equivalent with each Licensed Product.

(d)	Six Hundred Thousand U.S. dollars ($600,000) upon filing of first U.S. New Drug Application (NDA) directed to each Licensed Product.

(e)	Five Hundred Thousand U.S. dollars ($500,000) upon gaining first foreign regulatory market approval in Europe or Japan for each Licensed Product.

(f)	Three Hundred Thousand U.S. dollars ($300,000) upon gaining first foreign regulatory market approval in Canada or Australia for each Licensed Product.

(g)	Seven Hundred Thousand U.S. dollars ($700,000) upon completing First Commercial Sale in U.S. for each Licensed Product.

(h)	Six Hundred Thousand U.S. dollars ($600,000) upon completing First Commercial Sale in Europe or Japan for each Licensed Product.

(i)	Seven Million U.S. dollars ($7,000,000) one-time payment upon attaining Net Sales from Licensed Products that are equal to or greater than One Hundred Million U.S. dollars ($100,000,000) in one calendar year.

V.	Licensee agrees to pay PHS additional sublicensing royalties on the fair market value of any consideration received for granting each sublicense within sixty (60) days of the execution of each sublicense as follows:

(a)	If Licensee executes a sublicense agreement prior to dosing of first patient in a Phase II clinical trial or foreign equivalent, Licensee agrees to pay PHS sublicensing royalties of Twenty percent (20%) for granting each sublicense with any Licensed Product.

(b)	If Licensee executes a sublicense agreement after dosing of first patient in a Phase II clinical trial or foreign equivalent, Licensee agrees to pay PHS sublicensing royalties of Twelve percent (12%) for granting each sublicense with any Licensed Product.

(c)	If Licensee executes a sublicense agreement after filing of first U.S. New Drug Application (NDA) or foreign equivalent, Licensee agrees to pay PHS sublicensing royalties of Eight percent (8%) for granting each sublicense with any Licensed Product.

APPENDIX D— BENCHMARKS AND PERFORMANCE

Licensee agrees to the following Benchmarks for its performance under this Agreement and, within thirty (30) days of achieving a Benchmark, shall notify PHS that the Benchmark has been achieved.

I.	Initiate Preclinical Development Plan for a Licensed Product within three (3) months of the effective date of this Agreement.

II.	Initiate first Phase I clinical trial or foreign equivalent for a Licensed Product by fourth quarter of 2012

III.	Initiate first Phase II clinical trial or foreign equivalent for a Licensed Product by fourth quarter of 2013.

IV.	Initiate first Phase Ill clinical trial or foreign equivalent for a Licensed Product by fourth quarter of 2014.

V.	File first U.S. New Drug Application (NDA) directed to a Licensed Product by fourth quarter of 2016.

VI.	File first submission to a foreign regulatory authority for market approval of a Licensed Product by fourth quarter of 2016.

VII.	Gain first regulatory market approval from a regulatory authority for a Licensed Product by first quarter of 2018.

VIII.	Complete First Commercial Sale in United States by fourth quarter of 2019.

IX.	Complete First Commercial Sale in Australia by fourth quarter of 2020.

X.	Complete First Commercial Sale in Canada by fourth quarter of 2019.

XI.	Complete First Commercial Sale in Europe by fourth quarter of 2020.

XII.	Complete First Commercial Sale in Japan by fourth quarter of 2021.

APPENDIX E — COMMERCIAL DEVELOPMENT PLAN

Licensee has proposed a Commercial Development Plan that will take Licensed Patent Rights, Licensed Products and Licensed Processes in the Licensed Field of Use from the laboratory to the marketplace within six (6) years. The Commercial Development Plan proposed by the Licensee is as follows:

Peptide Development Plan:

•	cGMP synthesis and scale-up of peptide manufacturing:

5A peptide has been manufactured for Licensee using solid state peptide synthesis methods. This manufacturing method can be readily adapted for cGMP manufacturing and may also be sufficiently scalable to support all clinical development needs and even initial product launch supplies. Preparation of approximately 800 grams of cGMP 5A peptide will be required to enable the proposed toxicology and clinical studies. Based on preclinical data this amount of material will support GMP toxicology (eight dosing days in rats and dogs) and a single ascending dose, first in man study. Several reputable manufactures have indicated the ability to produce the 5a peptide.

•	Development of analytical methods for cGMP peptide characterization and quality control:

No analytical methods have been pursued to date. A small battery of analytical methods will be performance tested and qualified in order to serve as quality control methods for cGMP manufacturing. The current rpHPLC and LCMS methods will be qualified, and an ELISA method will be developed and qualified.

•	Development of suitable formulations:

To date Licensee has prepared phospholipids/peptide emulsions of 5A for preclinical studies. The POPC formulation is the best studied and can be produced reliably however based on input from the NIH RAID team Licensee may study the type of phospholipids and the optimal lipid/peptide ratio for use in the planned toxicology and clinical studies. Methods for preparing the emulsions as well as emulsion stability will be validated.

Preclinical Development Plan:

•	Pre-clinical pharmacokinetic and ADME studies including bioanalytical method development:

Analytical methods to be used during the GLP toxicology and clinical studies will be established and tested in these non-GLP preclinical studies.

•	Range finding and maximum tolerated dose (MTD) initial toxicology studies:

Prior to the start of GLP toxicology studies in two test species (rat and dog, or rat and monkey), a single dose (dose escalation) and MTD study will be conducted in each animal species. These studies are needed to support the selection of appropriate doses for the IND enabling safety toxicology studies.

Regulatory Strategy and IND Enabling Studies:

•	IND enabling safety toxicology:

After completing a dose finding and MTD studies in each test species, a 14 day GLP safety toxicology study will be done in 2 species of test animals. Following the 14 day dosing and observation period, test animals will be sacrificed and necropsies performed; organs and tissues will be harvested and preserved for histopathological evaluations.

•	GMP Manufacture of toxicology and clinical supplies:

Following the manufacturing of GMP test batches, a large batch or batches (>300 gm's each) of SA peptide will be manufactured under GMP conditions in order to supply drug for the GLP safety studies and for the initial clinical trial.

Product Development Planning and advice in IND preparation:

Preparation of a U.S. IND filing will take place concurrently with the conduct of the safety toxicology studies. A clinical protocol and investigator's brochure will be prepared and the 1ND will be assembled and reviewed in anticipation of the completion of the safety toxicology studies.

Clinical Development Plan:

Licensee has developed a technique to quantify reverse cholesterol transport (RCT) in both animals and humans through the use of stable isotopes and isotope-ratio mass spectrometry. Quantification of peripheral cholesterol mobilization from tissues into plasma, referred to as efflux, and elimination of plasma-derived cholesterol as fecal sterols, referred to as excretion, is made in a single procedure.

Although the cardioprotective effects of HDL on RCT in both humans and experimental animals are well documented in the literature, the functional significance of RCT in atherosclerosis remains controversial. This uncertainty can be attributed, in large part, to the previous inability to measure RCT fluxes in vivo, particularly in humans, and thereby test hypotheses experimentally. It is clear that the concentration of HDL particles in blood does not accurately reflect efflux rate of cholesterol or global flux through the RCT pathway. This was most recently illustrated in the outcome of the Torcetrapib trial where, despite dramatically increased HDL concentration, no benefit on atherosclerosis was observed. Accordingly, it is critical to evaluate in humans the effect of HDL targeted therapies on cholesterol flux prior to commencing large and costly clinical outcome trials.

Licensee intends to use its proprietary ability to directly measure RCT to direct and expedite the clinical development of 5A. Licensee has already assessed 5A with this proprietary technology in animals and has shown (see above) 5A's ability to increase RCT in a relevant animal model. As the only company with access to this patented method, Licensee intends to symmetrically apply its technology to demonstrate human Proof-of-concept in early Phase I studies of 5A. Licensee then intends to maximize the chances of successful development of SA by using its technology to optimize the dose-response of SA against RCT activity in phase Ib and Phase II studies.

The most important element of the development plan is to establish clinical proof-of-principle in patients as quickly and efficiently as possible. Early assessment of clinical efficacy in healthy volunteers will be performed in Phase Ia and Ib through the use of Licensee's stable-isotope based kinetic measurement of RCT. This method, in contrast to either IMT or IVUS imaging metrics or traditional clinical outcomes, provides for rapid evaluation of drug efficacy on one of the primary targets of mimetic therapies, modulation of cholesterol flux through the RCT pathway.

In its initial Phase II study, Licensee will evaluate the 5A mimetic therapy to subjects with diagnosed intermittent claudication. The primary outcome in all subjects will be standard diagnostic criteria for intermittent claudication changes in ankle-brachial indices and doppler ultrasound of the peripheral arteries, with secondary endpoints being treadmill tests, forearm vascular reactivity and Licensee's measurement of RCT. By using standard outcomes for intermittent claudication in phase II and III studies, Licensee will have a clear path to approval for 5A that does not require the classic large and long cardiovascular outcome studies.

At the same time, Licensee's added measurement of RCT in phase II will allow for subject identification/stratification, accurate dose finding through rapid dose-response and pK/pD evaluation to optimize the design of phase III clinical trials. The phase III registration study will be designed to show non-inferiority to the current standard of care for intermittent claudication. The phase III study guided by the Licensee enabled measurement of RCT to determine the optimal' dose regimen for 5A will have a much higher likelihood of success than with standard metrics alone.

Additionally, Licensee will pursue a parallel phase II study in subjects with known coronary artery disease (CAD). Licensee will measure changes in carotid IMT, or other imaging modality as a primary outcome. Licensee hopes to show that increased RCT flux with 5A in subjects with known CAD can be a therapeutic for reversing atherosclerosis.

Partnering/Acquisition Plan:

Licensee expects to partner the phase III development and further commercialization in the CAD indication with a partner with established late-stage and commercialization experience to gain market approval of Licensed Products in the CAD indication.

Commercial Launch Plan (for each Licensed Product):

The initial Licensed Product shall be positioned for regulatory market approval and launch in peripheral artery disease (PAD).

After successful Phase II study in intermittent claudication, Licensee shall work with its commercial partner to develop the optimal commercialization plan for the drug based upon the demonstrated drug activity. Licensee may build or acquire a specialty commercialization group that can effectively penetrate the relatively centralized markets such as interventional cardiologists that diagnose and treat intermittent claudication. Licensee may also or alternatively enter into a commercial partnership with a drug or drug/device company that already has a commercial presence in these markets to facilitate rapid market penetration in these specialty market segments.

Licensee expects to partner with a leading pharmaceutical company to facilitate the timely completion of the larger, longer-term clinical development studies for the large and expensive registrational outcome studies leading to the launch of a Licensed Product to prevent and treat CAD in the U.S. followed by subsequent commercial launches in other Licensed Territories.

APPENDIX F — EXAMPLE ROYALTY REPORT

Required royalty report information includes:

• OTT license reference number (L-XXX-200X10)

• Reporting period

• Catalog number and units sold of each Licensed Product (domestic and foreign)

• Gross Sales per catalog number per country

• Total Gross Sales

• Itemized deductions from Gross Sales

• Total Net Sales

• Earned Royalty Rate and associated calculations

• Gross Earned Royalty

• Adjustments for Minimum Annual Royalty (MAR) and other creditable payments made

• Net Earned Royalty due

Example

Catalog Number	Product Name	Country	Units Sold	Gross Safes (US$)
1	A	US	250	62,500
1	A	UK	32	16,500
1	A	France	25	15,625
2	B	US	0	0
3	C	US	57	57,125
4	D	US	12	1,500
		Total Gross Sales		153,250
		Less Deductions:
		Freight		3,000
		Returns		7,000
		Total Net Sales		143,250

		Royalty Rate		8%
		Royalty Due		11,460
		Less Creditable Payments		10,000
		Net Royalty Due		1,460

APPENDIX G — ROYALTY PAYMENT OPTIONS

The OTT License Number MUST appear on payments, reports and correspondence.

Automated Clearing House (ACH) for payments through U.S. banks only

The NIH encourages our licensees to submit electronic funds transfer payments through the Automated Clearing House (ACH). Submit your ACH payment through the U.S. Treasury web site located at: https://www.pay.gov. Locate the “NIH Agency Form” through the Pay.gov “Agency List”.

Electronic Funds Wire Transfers

The following account information is provided for wire payments. In order to process payment via Electronic Funds Wire Transfer sender MUST supply the following information within the transmission:

Drawn on a U.S. bank account via FEDWIRE should be sent directly to the following account:

Beneficiary Account:	Federal Reserve Bank of New York or TREAS NYC
Bank:	Federal Reserve Bank of New York
ABA#	021030004
Account Number:
Bank Address:	33 Liberty Street, New York, NY 10045
Payment Details:	License Number (L-XXX-XXXX)
Name of Licensee

Drawn on a foreign bank account should be sent directly to the following account. Payment must be sent in U.S. Dollars (USD) using the following instructions:

Beneficiary Account:	Federal Reserve Bank of New York/ITS or FRBNY/ITS
Bank:	Citibank N.A. (New York)
SWIFT Code:	CITTUS33
Account Number:
Bank Address:	388 Greenwich Street, New York, NY 10013
Payment Details (Line 70):	NIH 75080031
License Number (L-XXX-XXXX)
Name of Licensee

Detail of Charges (line 71a):	Charge Our

Checks

All checks should be made payable to “NIH Patent Licensing”

Checks drawn on a U.S. bank account and sent by US Postal Service should be sent directly to the following address:

National Institutes of Health (NIH)
P.O. Box 979071
St. Louis, MO 63197-9000

Checks drawn on a U.S. bank account and sent by overnight or courier should be sent to the following address:

US Bank
Government Lockbox SL-MO-C2GL
1005 Convention Plaza
St. Louis, MO 63101
Phone: 314-418-4087

Checks drawn on a foreign bank account should be sent directly to the following address:

National Institutes of Health (NIH)
Office of Technology Transfer
Royalties Administration Unit
6011 Executive Boulevard
Suite 325, MSC 7660
Rockville, Maryland 20852

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